EXHIBIT 99.1

Clearfield Closes Acquisition of Nestor Cables Oy, a Leading European Developer and Manufacturer of Fiber Optic Cable Solutions

MINNEAPOLIS, Minn., July 27, 2022 (GLOBE NEWSWIRE) -- Clearfield, Inc. (“Clearfield”) (NASDAQ: CLFD), the specialist in fiber management and connectivity platforms for communication service providers, closed its previously announced acquisition of Finnish company Nestor Cables Ltd. (“Nestor”), a leading developer and manufacturer of fiber optic cable solutions on July 26, 2022. The total transaction value including fees of approximately USD $23 million and was funded primarily through Clearfield’s credit facility. Nestor will operate as subsidiary of Clearfield and its financial results will be reported accordingly. Clearfield expects to the acquisition to be accretive to earnings in fiscal 2023, pending closing and standard integration costs.

“Closing the acquisition of Nestor is a significant accomplishment for Clearfield, and we are thrilled to welcome the Nestor team to Clearfield at this important moment for the fiber broadband industry,” said Company President and CEO Cheri Beranek. “Our relationship with Nestor spans over a decade, as a developer and component supplier for our growing FieldShield product line. The strategic acquisition enables us to vertically integrate the design and supply of FieldShield cable to meet future customer demand, particularly in the North American market. Furthermore, we intend to expand fiber optic cable production at our Mexico manufacturing facility beginning in early 2023, leveraging the Nestor team’s deep technical expertise. We look forward to working closely with the Nestor team to realize the many synergies that the combination offers our two companies.”

Clearfield will be hosting its fiscal third quarter 2022 conference call on Thursday, July 28, 2022 at 5:00 p.m. Eastern time, during which management will discuss Nestor’s business in greater detail. Final valuation work and integration that will help clarify Nestor’s future impact on Clearfield’s consolidated financials will be completed by the end of Clearfield’s fiscal year end. Additional details regarding the transaction can be found in the Company’s Current Report on Form 8-K that will be filed on Thursday, July 28th, 2022, and available in the Investor Relations section of Clearfield’s website here.

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures, and distributes fiber optic management, protection, and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. These statements are based on Clearfield’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. There can be no guarantee that the proposed acquisition of Nestor Cables will be completed, that it will be completed as currently proposed, or at any particular time. Further there can be no assurance that Clearfield will realize the expected strategic benefits from the transaction. Actual results may vary materially from those expressed or implied by any forward-looking statements here due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties affecting the operation of Clearfield’s business. These risks, uncertainties and contingencies are presented in the Company’s Annual Report on Form 10-K and, from time to time, in the Company’s other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events unless required by law.

Investor Relations Contact:
Matt Glover and Sophie Pearson
Gateway Group, Inc.
1-949-574-3860
CLFD@gatewayir.com